Exhibit 99.1

UGI Appoints Sean P. O’Brien as Chief Financial Officer; Ted Jastrzebski to Retire as Chief Financial Officer
March 14, 2023

VALLEY FORGE, PA, March 14, 2023 – UGI Corporation (NYSE: UGI) announced today that Sean P. O’Brien will succeed Ted Jastrzebski as Chief Financial Officer (CFO), effective on April 11. Jastrzebski has announced his intent to retire but will remain with the Company until early June to complete key projects and ensure a smooth transition.

“I want to express my deepest appreciation for the many contributions Ted has made to UGI since he joined in 2018,” said Roger Perreault, UGI’s President and CEO. “He has helped us build a stronger and more efficient Finance function, successfully drove strategic productivity and efficiency initiatives across the organization, enhanced our investor relations capabilities, and has been a great leader. Ted’s professionalism, in addition to his financial expertise, were huge assets for our Company and he will be missed.”

“We are very excited to welcome Sean to UGI,” continued Perreault. “I am confident that he will be an excellent fit and make significant contributions to our Executive Leadership Team. Sean’s key areas of responsibility as Chief Financial Officer will be to continue the development of our Finance organization and investor relations capabilities. In particular, his deep experience in the Energy sector will allow him to hit the ground running and make an immediate impact at UGI.”

O'Brien has more than 25 years of experience working in roles of increasing responsibility for publicly traded companies. Most recently he was with DCP Midstream, a $16 billion, publicly traded, midstream energy asset portfolio company, where he spent the past 14 years and served as Group Vice President and Chief Financial Officer since 2012. Prior to DCP Midstream, O'Brien was at Duke Energy Corporation where he gained experience in financial planning and forecasting, economic analysis, and served as a business unit Controller and Chief Financial Officer. He graduated from Temple University with a degree in accounting.

“This is an exciting time for the Company,” concluded Perreault. “We continue to pursue our ‘three R’ strategy to deliver Reliable earnings growth, invest in Renewables, and Rebalance our portfolio. We are confident that Sean will make significant contributions to our strategy and help us deliver long-term value for our shareholders.”

About UGI Corporation
UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, natural gas utilities in West Virginia, distributes LPG both domestically (through AmeriGas) and internationally (through UGI International), manages midstream energy assets in Pennsylvania, Ohio, and West Virginia and electric generation assets in Pennsylvania, and engages in energy marketing, including renewable natural gas in the Mid-Atlantic region of the United States and California and internationally in France, Belgium, and the Netherlands.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

Investor Relations
610-337-1000
Tameka Morris, ext. 6297
Arnab Mukherjee, ext. 7498

Media Relations
973-765-7393
Robert Ferris